Stockholders Should Read the Entire Proxy Statement
                   Carefully Prior to Returning Their Proxies

                                 PROXY STATEMENT
                                       FOR
                        ANNUAL MEETING OF STOCKHOLDERS OF
                              CYANOTECH CORPORATION

                          To Be Held September 17, 1998

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CYANOTECH CORPORATION ("Cyanotech" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") which will be held at 7:00 p.m., local time, on Thursday September 17, 1998 at the Ala Moana Hotel, 410 Atkinson Drive, Honolulu, Hawaii, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about July 31, 1998.

         The Company's principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, HI 96740.

                         VOTING RIGHTS AND SOLICITATION

         The enclosed proxy is being solicited on behalf of the Board of Directors of Cyanotech for use at the 1998 Annual Meeting.

         The close of business on July 22, 1998 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. All holders of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Such stockholders have one (1) vote for each share so held on the matters to be voted on. Holders of 8% Cumulative Convertible Preferred Shares - Series C ("Series C Preferred Stock") of record at the close of business on July 22, 1998 are entitled to five votes for each share of such stock on all matters to be voted on. At July 22, 1998, Cyanotech had 13,599,572 shares of Common Stock, $.005 par value per share (the "Common Stock"), issued and outstanding; and 595,031 shares of 8% Series C Preferred Stock, each convertible into five shares of Common Stock. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares entitled to vote constitutes a quorum. A plurality of votes cast by the holders of Common Stock and Series C Preferred Stock, voting as a single class, present at the meeting at which a quorum is present, is required for election of each of the six directors. A majority of the voting power of stockholders holding the Common Stock and Series C Preferred Stock, voting as a single class, present at the meeting at which a quorum is present, is required for approval of all other matters to be voted on. Abstentions are counted only for purposes of determining whether a quorum is present. Broker non-votes are not treated as votes nor are they counted in determining the existence of a quorum.

         Shares of the Company's Stock represented by proxies in the accompanying form which are properly executed and returned to Cyanotech will be voted at the Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal One - Election of Directors," and FOR ratification of the selection of accountants as described herein under "Proposal Two Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

         The entire cost of soliciting proxies will be borne by Cyanotech. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, e-mail, or facsimile or special letter by officers and regular Cyanotech employees who will receive no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                             REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 73-4460 Queen Kaahumanu Hwy, Suite 102, Kailua-Kona, HI 96740, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be considered at the 1999 Annual Meeting of Stockholders must be received by Cyanotech no later than March 29, 1999. The proposal must be mailed to the Company's principal executive offices, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, Hawaii 96740, Attention:
Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

Nominees

         A board of six (6) directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the six nominees named below, all of whom are presently directors of the Company, except Eric H. Reichl. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting or until such director's successor has been elected and qualified. Voting for the election of directors is non-cumulative.

         In connection with the purchase by Eva R. Reichl (the late wife of Eric
H. Reichl) in 1993 of 1,800,000 shares of the Company's Common Stock, certain holders of Common Stock, including Gerald R. Cysewski (the "Holders"), the Company and Ms. Reichl entered into a Stockholders Agreement dated as of May 17, 1993 (the "Stockholders Agreement"). Under the Stockholders Agreement, the parties agreed that without approval of a majority of the Holders' and Ms. Reichl's shares, the Company would not propose, and the Holders and Ms. Reichl would not vote for, any resolution, Bylaw change or other proposal that would increase the Company's Board of Directors to more than six members. In addition, the Company agreed under the Stockholders Agreement to notify Ms. Reichl of any Board elections so that she may nominate one person for election as a director. Ms. Reichl died in July, 1998. Her husband, as successor in interest to her rights, has nominated himself at this election. At any Board election, the Holders and Mr. Reichl have agreed to vote their shares to elect such nominee. The Stockholders Agreement terminates when Mr. Reichl sells, transfers or disposes of any of the 1,800,000 shares acquired, other than by will, the laws of descent, or to an entity controlled by Mr. Reichl.

         The following table sets forth certain information regarding the nominees for election by holders of Common and Series C Preferred Stock to the Board of Directors, all of whom were elected at the last annual meeting except Mr. Reichl and Mr. Waldron.

                                                                               Director
Name                                Principal Occupation                        Since                     Age
----                                --------------------                        -----                     ---
Julian C. Baker                     Portfolio Manager for                       1995                      32
                                    Laurence A. Tisch and
                                    Preston R. Tisch

Gerald R. Cysewski, Ph.D.           Chairman of the Board,                      1983                      49
                                    President and Chief
                                    Executive Officer,
                                    Cyanotech Corporation

Eric H. Reichl                      Private investor                              --                      84

Ronald P. Scott                     Executive Vice President,                   1995                      43
                                    Finance and Administration,
                                    Cyanotech Corporation

John T. Waldron                     Executive Vice President,                   1998                      46
                                    Takeda U.S.A.
                                    (Bulk vitamin and fine
                                      chemical products)

Paul C. Yuen, Ph.D.                 Dean, College of Engineering                1993                      70
                                    University of Hawaii at Manoa
                                    (public university)

         Mr. Baker has served as a director of the Company since November 1995. Mr. Baker has been a portfolio manager for Laurence A. Tisch and Preston R. Tisch and for members of their family since 1994. From 1988 to 1993, Mr. Baker was a member of The Clipper Group and its predecessors, CS First Boston Merchant Bank and First Boston Venture Capital. Mr. Baker is a graduate of Harvard University. Laurence A. Tisch and Preston R. Tisch are Co-Chairmen and Co-Chief Executive Officers of Loews Corporation and own approximately 32% of the outstanding shares of that corporation. Loews Corporation owns approximately 84% of the outstanding shares of CNA Financial Corporation. CNA Financial
Corporation, through a wholly owned subsidiary, is a major stockholder of Cyanotech. See "Security Ownership of Certain Beneficial Owners and Management."

         Dr. Cysewski co-founded the Company in 1983 and has ser ved as a director of the Company since that time. Until June 1996, he also served as Scientific Director. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer of the Company and in October 1990 was also appointed to the position of Chairman of the Board. From 1988 to November 1990, he served as Vice Chairman of the Company. From 1980 to 1982, Dr. Cysewski was group leader of microalgae research and development at

Battelle Northwest, a major contract research and development firm. From 1976 to 1980, Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

         Mr. Reichl is a private investor who has been involved with the Company through his late wife, Eva R. Reichl, since her election as a director of the Company in 1993. Before retiring in 1978, Mr. Reichl was Vice President, Research & Development for Conoco Coal (now owned by DuPont). Mr. Reichl holds a Masters Degree in Chemical Engineering from the Technical University in Vienna and is a member of the National Academy of Engineering.

         Mr. Scott was appointed to the Board of Directors of the Company in November 1995, has served as Executive Vice President - Finance and Administration since August 1995, and has served as Secretary and Treasurer since November 1990 and June 1990, respectively. From December 1990 until August 1995, Mr. Scott served as Vice President - Finance and Administration. From September 1990 to December 1990, Mr. Scott served as Controller. From 1989 to 1990, he was Assistant Controller for PRIAM Corporation, a manufacturer of Winchester disk drives. From 1980 to 1989, he served in various accounting management positions with Measurex Corporation, a manufacturer of industrial process control systems. Mr. Scott holds a B.S. degree in Finance and Management from California State University, San Jose, and an M.B.A. degree from the University of Santa Clara.

         Mr. Waldron is currently Executive Vice President for Takeda U.S.A. (Orangeburg, New York) and is responsible for the sales and marketing of Takeda's bulk vitamin and fine chemical products in the North American market. From 1986 until 1995, Mr. Waldron was Vice President, Sales and Marketing for Takeda U.S.A. and Senior Vice President, Sales and Marketing from 1996 until June, 1997, when he was appointed to his current position. Mr. Waldron was also appointed to the Board of Directors of Takeda U.S.A. in 1993 and serves as a member of their Executive Committee and Compensation Committee. Mr. Walron holds a Master of Management degree from Northwestern University's J. L. Kellogg Graduate School of Management. He was elected a Director of the Company on July 15, 1998, filling the vacancy caused by the resignation of John T. Ushijima.

         Dr. Yuen has served as a director of the Company since August 1993. Dr. Yuen currently serves as Dean, College of Engineering for the University of Hawaii at Manoa. From July 1992 to March 1993, Dr. Yuen was Acting President of the University of Hawaii. From 1989 to 1992, Dr. Yuen was Interim Senior Vice President for Academic Affairs, University of Hawaii at Manoa. Dr. Yuen holds M.S. and Ph.D degrees in Electrical Engineering from the Illinois Institute of Technology. Dr. Yuen is also a director of Hawaiian Electric Company, Inc., a wholly owned subsidiary of Hawaiian Electric Industries, Inc.

         The Board of Directors recommends that holders of Common Stock and Series C Preferred Stock vote FOR all of the above named director nominees.



                          BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held seven regular meetings in fiscal 1998. No incumbent director nominee attended less than 75% of all meetings of the Board of Directors and of the committees, if any, upon which such director served, except Mr. Yuen who did not attend two Board meetings.

         The Board of Directors of the Company has an Audit Committee and a Compensation and Stock Option Committee. The Board of Directors does not have a standing nominating committee.

         The Audit Committee, which consisted of independent non-employee directors Dr. Yuen (chair), the late Ms. Reichl, and Mr. Ushijima (who resigned as a Director of the Company on July 15, 1998) held one regularly scheduled meeting during fiscal year 1998. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to review and approve the services performed by the Company's independent auditors and to review the Company's accounting principles, its internal control structure, policies and procedures.

         The Compensation and Stock Option Committee, which also consisted of independent non-employee directors Mr. Baker (chair), the late Ms. Reichl, and Mr. Ushijima (who resigned as a director of the Company on July 15, 1998) held one regularly scheduled meeting during fiscal year 1998. The Compensation and Stock Option Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and incentive option plans, and approves the grants of stock options to officers and employees.

                              DIRECTOR REMUNERATION

         Each non-employee director is entitled to receive $500 per Board meeting attended and is reimbursed for all out-of-pocket costs incurred in connection with attendance at such meetings. In addition, each non-employee director receives on first election to the Board, pursuant to the Company's 1994 Non-Employee Directors Stock Option and Stock Grant Plan (the "Non-Employee Directors Plan"), an initial 10-year option to purchase 3,000 shares of the Company's Common Stock. On the date of each Annual Meeting of stockholders, each incumbent non-employee director nominee receives an automatic grant of 2,000 shares of Common Stock. All such options are non-transferable for six months following the date of grant and are exercisable at the fair market value on the date of grant.

                                  PROPOSAL TWO:

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of KPMG Peat Marwick LLP has served as independent public accountants for the Company since 1987. The Board of Directors has selected the firm to continue in this capacity for the current fiscal year ending March 31, 1999. A representative of KPMG Peat Marwick LLP is expected to attend the annual meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting.

         Although it is not required to do so, the Company wishes to provide stockholders with the opportunity to indicate their approval of the selection of auditors and accordingly is submitting a proposal to ratify the selection of KPMG Peat Marwick LLP. If the stockholders should fail to approve this proposal, the Board of Directors will consider the selection of another auditing firm.

         A majority of the voting power of the Common Stock and Series C Preferred Shares, voting as a single class, present at a meeting at which a quorum is present, is required for approval of the proposal.

         The Board of Directors recommends that you vote FOR ratification of KPMG Peat Marwick LLP to serve as the Company's auditors for the year ending March 31, 1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of July 22, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company and Common Stock equivalents, (ii) each of the Company's executive officers named in the Summary Compensation Table appearing herein, (iii) each director and (iv) all directors and executive officers as a group. Holders of Common Stock have one vote per share; holders of Series C Preferred Stock have five votes per share. The following table sets forth what such persons' beneficial security ownership position would be assuming the conversion of all Series C Preferred Stock and the exercise of all outstanding stock options and warrants, exercisable on the date hereof or within 60 days of July 22, 1998. All shares shown are subject to the named person's sole voting and investment power, subject to community property laws where applicable.

                                                                 Number of Shares
                                                                   Beneficially                     Approximate
                    Name and Address                                  Owned                        Percent Owned (1)
---------------------------------------------------              ----------------                  ------------------
CNA Financial Corporation.......................                   3,408,641 (2)                          20.6
   CNA Plaza
   Chicago, IL 60685
American Cyanamid Company.......................                     699,730                               4.2
  (A wholly owned subsidiary of
   American Home Products Corporation)
   5 Giralda Farms
   Madison, NJ 07940
Julian C. Baker (3).............................                       5,000 (4)                            *
Gerald R. Cysewski (3)..........................                     478,158 (5)                           2.9
Eric H. Reichl (3)..............................                   1,809,000                              10.9
Ronald P. Scott (3).............................                      42,750 (6)                            *
John T. Waldron (3).............................                           0
Paul C. Yuen (3)................................                      17,100                                *
All directors and executive officers as a group
         (8 persons)(4).........................                   2,455,758 (7)                          14.7
------------------------------
 * Less than 1.0%


(1)  Approximate  percentage  owned  assumes  full  conversion  of  all  595,031 outstanding shares of Series C Preferred Stock into shares of Common Stock (for a total of  16,574,727  shares of Common Stock and Common Stock  equivalents  at July 22,  1998.)
(2) Includes  250,000  shares  of  Common  Stock held by Fireman's Insurance Company of Newark,  NJ ("Fireman's Insurance"), 183,486
shares of Common Stock held by National-Ben  Franklin  Company of Illinois ("National-Ben Franklin"), and 2,975,155 shares of Common
Stock issuable upon conversion of 595,031  shares  of Series  C Preferred  tock  held by Fireman's Insurance.  National-Ben Franklin and Fireman's Insurance are indirect wholly  owned subsidiaries of CNA Financial Corporation.  Fireman's Insurance holds 100% of the
Series C Preferred  Stock.
(3) Address is  c/o  Cyanotech  Corporation,  73-4460  Queen  Kaahumanu  Hwy.,  Suite 102,  Kailua-Kona,  HI 96740.
(4) Includes  options  exercisable  within  60  days  of July 22, 1998 for 3,000 shares of Common  Stock.  Does not include  250,000 shares of Common Stock held by  Fireman's  Insurance, 183,486  shares  of Common Stock held by  National-Ben Franklin, and 2,975,155 shares  of  Common Stock  issuable upon  conversion of 595,031  shares of Series C Preferred Stock held by Fireman's Insurance.  Mr.

                                        7

Baker is a representative  of CNA Financial Corporation, the parent company of Fireman's Insurance and National Ben-Franklin, and he
disclaims  beneficial ownership of such shares.
(5) Includes options  exercisable within 60 days of July  22,  1998  for  32,250 shares  of  Common  Stock.
(6) Includes  options  exercisable  within  60  days of July 22, 1998 for 26,750 shares of Common Stock.
(7) Includes  120,250 shares  issuable under option to purchase shares of Common Stock  exercisable  within 60 days of July 22, 1998 to:  Julian C. Baker (3,000 shares); Gerald R. Cysewski (32,250  shares); Glenn D. Jensen (28,500 shares); Kelly J. Moorhead (29,750 shares); Ronald P. Scott (26,750 shares).



                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and any written representations that no other reports were required, all Section 16(a) filing requirements for the fiscal year ended March 31, 1998, applicable to its officers, directors and greater than ten percent stockholders were complied with.






                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and all executive officers of the Company who earned more than $100,000 for services rendered in all capacities to the Company (hereinafter referred to as the "named executive officers") for the fiscal years ended March 31, 1998, 1997, and 1996. No executive officers who would have otherwise been includable in such tables on the basis of salary and bonus earned for fiscal 1998 have resigned or terminated employment during the fiscal year.

                           SUMMARY COMPENSATION TABLE
                                                                                                    Long-Term
                                                                                                    Compensation
                                                                      Annual Compensation            Awards
                                                                      -------------------           --------
Name and                                                                                            Securities
Principal                           Fiscal                                                          underlying
Position                             Year                     Salary ($)         Bonus ($)          Options (#)
--------                            ------                    ----------         ---------          -----------

Gerald R. Cysewski                   1998                     $ 106,808          $    0                  12,500
  Chairman of the Board,             1997                        99,352           7,427                  14,500
  President and Chief                1996                        94,640          37,500                  14,500
  Executive Officer


Stock Options

         The following table contains information concerning the grant of stock options made under the Company's 1995 Stock Option Plan ("1995 Plan") for the 1998 fiscal year to the named executive officer. No stock appreciation rights ("SARs") have been granted under the 1995 Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                              Potential
                         Number of                % of Total                                                  Realized Value at
                         Securities               Options                                                     Assumed Annual
                         Underlying               Granted to          Exercise                                Rates of Stock Price
                         Options                  Employees in        Price               Expiration          Appreciation
Name                     Granted (1)              Fiscal Year         Per Share           Date                 For Option Term
----                     -------------            ------------        ---------           -------             ----------------
                                                                                                                5%         10%

Gerald R. Cysewski            12,500                    10.0%            $6.313             5/22/02           $21,780    $48,216


         (1) The options were granted under the 1995 Plan on May 22, 1997, and are exercisable in four equal and cumulative annual installments over the optionee's period of service with the Company, beginning one year after the grant date. The option has a term of five (5) years.



Option Exercises and Holdings

         The following table provides information with respect to the above named executive officer concerning the exercise of options during the 1998 fiscal year and unexercised options held as of the end of the 1998 fiscal year. No SARs have been granted under the 1995 Plan.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES
   --------------------------------------------------------------------------
                   Shares
                  Acquired                               Number of Securities                      Value of Unexercised
                       on           Value               Underlying Unexercised                          In-the-Money
                  Exercise        Realized               Options at FY-End (#)                    Options at FY-End ($)(1)
                  --------        --------      ------------------------------------            ------------------------------

  Name              (#)             ($)             Exercisable    Unexercisable                 Exercisable        Unexercisable
------------     -----------    ------------        -----------    -------------                 -----------        -------------
Gerald R.
Cysewski          11,000          $24,750              15,500        20,875                      $20,629                $ 6,876


(1)      Based on the market value of shares covered by in-the-money  options on March 31,  1998 ($3.438 per share), less the option exercise  price.  Options  are  in-the-money  if the market  value of the shares covered thereby is greater than the option exercise price.

     Reports of the  Compensation  and Stock  Option  Committee  of the Board of
                      Directors on Executive Compensation

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed of a minimum of two non-employee directors. During fiscal 1998 the Committee was composed of Mr. Baker (chair), the late Ms. Reichl, and Mr. Ushijima.

         The Committee is responsible for setting and administering the compensation policies, annual executive officer compensation, making recommendations on potential bonus and stock option plans, granting bonuses and recommending to the Board of Directors grants of stock options to executive officers.

Compensation Philosophy

         The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, motivate and retain executives of outstanding ability, potential, and drive commensurate with the size and business requirements of the Company. Key elements of this philosophy are:

         - The Company pays competitively with comparable small companies with which the Company competes for talent, both in Hawaii and on the U.S. Mainland. To ensure that pay is competitive, the Company compares its pay practices with these companies and sets its pay parameters based in part on this review.

         - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

         - The Company provides significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges.

         The Committee endeavors to balance Company needs and values with the employees' needs and believes that it is important that the Committee maintain this relationship.

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



Cash Compensation

         Base Salary. The base salaries of the executive officers are determined initially on the basis of one or more salary surveys conducted by third parties as well as surveys of biopharmaceutical companies both nationally and more specifically in the Western United States obtained from public information such as filings with the Securities and Exchange Commission. Based on such surveys, the executive officer salaries are set within the ranges of the surveys targeted at the median; the exact level is determined after the Committee considers the experience and capability of the executive officer, the level of responsibility, and the needs of the Company.

         Incentive Bonus Compensation. The Committee believes that, as a general rule, annual compensation in excess of base salaries should be dependent on the employee's performance and the Company's performance, and should be awarded based on recommendations of the Committee, and in the discretion of the Board. Accordingly, at the beginning of each fiscal year, the Committee establishes a Management Incentive Plan for executive officers and other key management personnel under which executive officers and other key management personnel may earn bonuses, in amounts ranging up to 100% of the annual salaries, provided the Company achieves or exceeds the pre-tax net income goal established for the year.

         The net income goal is established in part on the basis of an annual operating plan developed by management and approved by the Board of Directors. The annual operating plan is designed to maximize profitability, within the constraints of economic and competitive conditions, some of which are outside the control of the Company, and is developed on the basis of: (i) the Company's performance in the prior year; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating cost and cost savings that management believes can be achieved; and (iv) competitive conditions faced by the Company. Taking all of these factors into account, as part of the operating plan, bonus awards are determined under the Management Incentive Plan, and are fixed at what is believed to be a realistic level so as to make the incentives meaningful to executives and to avoid penalizing executives and other key management personnel for conditions outside of their control.

         In certain instances, bonuses under the Management Incentive Plan are awarded not only on the basis of the Company's overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive's efforts in achieving greater than anticipated cost savings, or establishing new or expanded markets for the Company's products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined at the beginning of the year to provide the requisite incentive for such performance.

         As a result of this performance-based Management Incentive Plan, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, increases in those years in which the Company achieves the anticipated level of growth and profitability. On the other hand, in years in which the Company experiences less than anticipated profit growth, bonuses, and therefore also total executive compensation, should tend to be lower.


Long-term Equity-based Compensation

         The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Company's Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if he or she remains in the employ of the Company and the market price of the shares appreciate over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also taken into account are the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an executive officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual, in the sole discretion of the Committee.

Chief Executive Officer's Compensation

         The Committee uses the same philosophy and procedures described above with respect to the other executive officers in setting the cash compensation and equity incentives for the Chief Executive Officer.

         The compensation payable to Dr. Cysewski, the Company's Chief Executive Officer, was determined by the Compensation Committee. Dr. Cysewski's base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based on Dr. Cysewski's performance and on the compensation policy summarized in this report, the Compensation Committee decided that Dr. Cysewski's salary would remain unchanged at $110,000.

     Dr. Cysewski was a participant in the Company's 1998 Management Incentive Plan as described above. During fiscal 1998, the Company did not achieve the annual operating plan targets. As a result, no cash bonuses were awarded to Dr. Cysewski.

         Dr. Cysewski received a grant of an option to purchase 12,500 shares of Common Stock in 1998 based on his position as Chief Executive Officer, and the desire to provide him with a continuing economic interest in the long term appreciation of the Company's Common Stock.

         Submitted by the Compensation and Stock Option Committee of the Company's Board of Directors.

                                                       Julian C. Baker, Chairman
                                                       John T. Ushijima



         The material in this report and in the Stockholder Return Performance Graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No current member of the Company's Compensation Committee is a current or former officer or employee of the Company or its subsidiaries and no executive officer of the Company was a member of the Compensation Committee of any corporation of which a member of the Company's Compensation Committee is an executive officer.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph sets forth the Corporation's total cumulative stockholder return as compared to the NASDAQ Composite Index and the NASDAQ Pharmaceutical index for the period beginning March 31, 1993 and ending March 31, 1998. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite - US Index and the NASDAQ Pharmaceutical Index, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future performance.

[GRAPHIC OMITTED]























                                                                                                             Nasdaq
                                                               Cyanotech                Nasdaq       Pharmaceutical
                                                             Corporation             Composite                Index
3/93. . . . . . . . . . . . . . . . .                       $        100          $        100         $        100
3/94. . . . . . . . . . . . . . . . .                                 71                   108                  101
3/95. . . . . . . . . . . . . . . . .                                 92                   120                  101
3/96. . . . . . . . . . . . . . . . .                                475                   163                  177
3/97. . . . . . . . . . . . . . . . .                                371                   181                  162
3/98. . . . . . . . . . . . . . . . .                                229                   275                  194

                              CERTAIN TRANSACTIONS

         In connection with the purchase by Eva R. Reichl in 1993 of 1,800,000 shares of the Company's Common Stock, certain holders of Common Stock, including Gerald R. Cysewski (the "Holders"), the Company and Ms. Reichl entered into a Stockholders Agreement dated as of May 17, 1993 (the "Stockholders Agreement"). See " Security Ownership of Certain Beneficial Owners and Management."


                                  OTHER MATTERS

         At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration at the meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, the shares represented by Proxies will be voted in accordance with the judgment of the persons named in such proxies.

         The Company will provide, without charge, to each person whose proxy is solicited by this Proxy Statement, on the written request of such person, a copy of the Company's most recent Annual Report on Form 10-K, including the exhibits thereto, as filed by the Company with the Securities and Exchange Commission. Requests should be directed to: Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI 96740.

         The Annual Report to the Stockholders of the Company, for the fiscal year ended March 31, 1998, including financial statements, is enclosed with this proxy statement.

         You are most cordially invited to attend this meeting in person. However, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible in the envelope provided. This will not prevent you from voting in person at the meeting if you so desire.


                                              By Order of the Board of Directors

                                                                 Ronald P. Scott
                                                                       Secretary

Kailua-Kona, Hawaii
July 27, 1998